Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To The Board of Directors of
Fushi Copperweld, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3/A Amendment No.2 of our report dated March 13, 2009 to the consolidated financial statements of Fushi Copperweld, Inc. and Subsidiaries, which appears in the Annual Report on Form 10-K for the years ended December 31, 2008 and 2007 and the related consolidated statements of income and comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008.

We also consent to the reference to our Firm under the caption “Experts” in such prospectus.

/S/  Moore Stephens Wurth Frazer and Torbet, LLP

Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California
August 19, 2009